                                EXHIBIT 3(a)(2)
                                ---------------

                           CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               EMCOR GROUP, INC.





     It is hereby certified that:

1. The name of the corporation (hereinafter referred to as the "Corporation") is EMCOR Group, Inc.

2. The restated certificate of incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

     "FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Fourteen Million Seven Hundred Thousand (14,700,000) shares, consisting of Thirteen Million Seven Hundred Thousand shares of Common Stock of a par value of $.01 per share and One Million (1,000,000) shares of Preferred Stock of a par value of $.10 per share in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by resolution or resolutions of the Board of Directors for each series."

3. The amendment of the restated certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Executed on November 28, 1995


                              By: /s/ Frank T. MacInnis
                                  -----------------------
                                  Frank T. MacInnis
                                  Chairman, President and
                                  Chief Executive Officer